Exhibit 99.1



           Kerr-McGee To Record Fourth Quarter Oil and Gas Impairment
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                    Company Continues Active Drilling Program
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     Oklahoma City, Dec.xx,  2002 - Kerr-McGee Corp. (NYSE: KMG) today announced that it will take a special after-tax noncash charge of approximately $385 million during the fourth quarter for the estimated costs related to impairments for the Leadon field and various other fields in the United Kingdom and the Gulf of Mexico.
     The Leadon  field in the North Sea has been  producing  lower  volumes than
anticipated   because   of  the   early   water   breakthrough   and   reservoir
compartmentalization. Leadon's production is stabilized at about 17,000 barrels of oil per day, with normal decline anticipated. To maximize cash flow from the Leadon field, the company is considering various alternatives, including continued production using existing infrastructure, a subsea tieback to another host structure, such as the Kerr-McGee-operated Gryphon facility, or sale of the asset. The subsea tieback option would allow for redeployment or sale of the Kerr-McGee Global Producer III, a floating production storage and offloading vessel launched at Leadon in 2001. The after-tax noncash charge for Leadon will be approximately $335 million.
     In addition, the company will take a special after-tax noncash charge of approximately $50 million for impairments of several older Gulf of Mexico shelf properties and two U.K. fields, Buckland and South Gryphon.
     Kerr-McGee estimates that it will close the year with reserves of about 1 billion barrels of oil equivalent (BOE). The company produced about 115 million BOE in 2002. The divestiture of noncore properties resulted in the sale of
approximately  315  million  BOE.  Negative   revisions  during  the  year  were
approximately 120 million BOE related to Leadon, and other U.K. and Gulf of Mexico shelf properties. These reductions will be offset partially by reserve additions of about 70 million BOE. Kerr-McGee has a very active fourth quarter exploration program. Positive drilling results will be included in the 2003 reserves.
     "Our  strategy  remains  to grow  through  an active  exploration  program, primarily in selected deepwater basins worldwide," said Luke R. Corbett, chairman and chief executive officer. "Positive results of this strategy can be seen through the developments at Boomvang, Nansen, Gunnison and Red Hawk. While Leadon clearly has been a disappointment, our goal is to maximize cash flow from this asset. We are supporting our exploration program with strong cash flows from our current production base.
     "We also have taken advantage of strong 2002 commodity prices to sell properties that are no longer core to the company due to their high cost and limited growth potential," Corbett continued. "Divestitures now total more than $750 million in proceeds and we have used $625 million toward debt reduction. We expect to have reduced debt from $4.6 billion at year-end 2001 to $3.9 billion at year-end 2002.
     "These  actions  will   strengthen  our  reserve  base  and  will  position
Kerr-McGee to return solid value for our shareholders," Corbett added.
     Kerr-McGee is an Oklahoma City-based energy and inorganic chemical company with worldwide operations and assets of approximately $11 billion.

                                      # # #

     (Statements in this news release regarding the company's or management's intentions, beliefs or expectations, or that otherwise speak to future events, including ultimate recoverable reserves, future drilling activities, and potential development, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the success of the oil and gas exploration and production program, potential development, the price of oil and gas, drilling risks, uncertainties in interpreting engineering data, demand for consumer products for which Kerr-McGee's oil and gas business supplies raw materials, general economic conditions, and other factors and risks discussed in the company's United States Securities and Exchange Commission (SEC) filings. Actual results and developments may differ materially from those expressed or implied in this news release.
     The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-16619, available from Kerr-McGee's offices or web site, www.kerr-mcgee.com. You can also obtain these forms from the SEC by calling 1-800-SEC-0330.)

Media Contact:             Debbie Schramm
                           405-270-2877
                           pager - 1-888-734-8294

Investor Contacts:         Rick Buterbaugh           Joy LaBar
                           405-270-3561              405-270-2262